Exhibit 5.3
September 23, 2005
Nexen Inc.
801 – 7th Avenue Southwest
Calgary, Alberta T2P 3P7
Canada
Re: Registration Statement on Form F-10 (United States Securities and Exchange Commission)
Gentlemen:
     We hereby consent to the inclusion and incorporation by reference of references to our firm and of information derived from our report entitled “Appraisal Report as of December 31, 2003, on the Buzzard, Scott, and Telford Fields, offshore from the United Kingdom for EnCana U.K., U.S. Version,” evaluating a portion of EnCana Corporation’s petroleum and natural gas reserves as of December 31, 2003, in the Nexen Inc. registration statement on Form F-10 to which this consent is attached as an exhibit.
Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON